UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2009
DELPHI FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11462	13-3427277

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, DE	19899

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code 302-478-5142
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Not applicable.
(e) The Compensation Committee (the “Committee”) of the Registrant’s Board of Directors previously adopted a performance-contingent incentive stock option program for the members of executive management of the Registrant’s subsidiary, Reliance Standard Life Insurance Company (“RSL”), under which, pursuant to grants made in April 2004 and December 2005, Thomas W. Burghart, Senior Vice President and Treasurer of the Registrant and RSL, Lawrence E. Daurelle, Director of the Registrant and President and Chief Executive Officer of RSL, among other members of RSL’s executive management, received a per-person total of 300,000 options to purchase the Company’s Class A Common Stock (the “Options”). The Options, by their terms, were to become exercisable to the extent that RSL’s parent company, Reliance Standard Life Insurance Company of Texas, and its consolidated subsidiaries met the specified financial targets for the three-year and five-year performance periods ending with the 2008 fiscal year. Based on the achievement of the financial target for the three-year period, 112,500 of each program participant’s Options had previously vested.
On March 2, 2009, based on the extent to which the financial target for the five-year performance period was achieved, approximately 65% of the 187,500 remaining unvested Options granted to each program participant, including Messrs. Burghart and Daurelle, became exercisable pursuant to their terms, and by action of the Committee taken on such date, the remainder of the Options were made exercisable in their entirety.
Item 9.01. Financial Statements and Exhibits
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Not applicable.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI FINANCIAL GROUP, INC.
/s/ ROBERT ROSENKRANZ
Robert Rosenkranz
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Date: March 6, 2009